Exhibit 4.19

Exhibit 4.19

The English text below is provided for guidance only. In the event of any inconsistency between the German
the English version the German version shall prevail.

spark
networks

Amendment Contract

Between

Spark Networks Services GmbH (formerly Affinitas GmbH)
Kohlfurterstr. 41/43
D-10999 Berlin
hereinafter referred to as "Employer"

and

Benjamin McCormick Hoskins
Chaussee Str. 104
10115 Berlin
Born on 02.07.1974 in Dumfries, Scotland

hereinafter referred to as "Employee"

In addition to the employment contract from 27.09.2016
the following Amendment contract will be concluded:

spark networks

§ 1 Änderungen

(1) § 2 Tätigkeit (Gültig ab 16.01.2017)

(1) Der Arbeitnehmer wird als Chief Technical Officer eingestellt. Im Einzelnen richtet sich die Tätigkeit nach den Weisungen des Arbeitgebers und der Vorgesetzen.

(2) § 5 Vergütung (Gültig ab 01.01.2018)

Der Arbeitnehmer erhält ein monatliches Bruttogehalt in Höhe von 16.666,67 €, zahlbar jeweils nachträglich zum Monatsende.
Mit Leistung des monatlichen Bruttogehalts wird auch etwaige Mehr- oder Überarbeit abgegolten.

(3) Inkrafttreten

Die übrigen Bestimmungen des Arbeitsvertrages vom 27.09.2016 bleiben unberührt.

Berlin, 10.01.2018

Spark Networks Services GmbH

Benjamin McCormick Hoskins

Section § 1 Amendments

(1) Section § 2 Activities (with effect from 16.01.2017)

(1) Employee shall be employed as Chief Technical Officer. In detail the activities shall be in keeping with Employer's instructions and with those of the superiors.

(2) Section § 5 Remuneration (with effect from 01.01.2018)

Employee shall receive a monthly gross salary to the value of € 16.666,67, payable subsequently in each case at the end of the month.
Mit Leistung des monatlichen Bruttogehalts wird auch etwaige Mehr- oder Überarbeit abgegolten.

(3) Date of Commencement

The remaining provisions of the employment contract of 27.09.2016 remain unaffected.